Exhibit 99.1

Unigene Appoints Industry Veteran Theron (Ted) Odlaug as New Independent Director to Board

 -Company bolsters Board leadership with broad biopharmaceutical expertise-

September 7, 2011 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) a leader in the design, delivery, manufacture and development of peptide-based therapeutics announced today the appointment of industry veteran, Theron (Ted) Odlaug, Ph.D. as a new independent director to its Board.  Dr. Odlaug will also serve as a member of Unigene’s Compensation and Nominating and Governance Committees.

Ashleigh Palmer, President and Chief Executive Officer of Unigene Laboratories, Inc., stated, “We are very pleased to welcome Ted to our Board and are very fortunate to be able to attract a seasoned, successful executive with extensive experience in the biopharmaceutical industry.  We are confident Ted will bring an invaluable strategic perspective and provide significant contributions to the success of Unigene.”

Dr. Odlaug, commented, “Unigene has established itself as a leader in the oral delivery and recombinant manufacturing of peptides and has made tremendous progress over the past year in launching its new strategy and regaining credibility and confidence in the market and with its partners.  The Company is well positioned to enter a new era of growth over the next 12-18 months, and I believe I can play an important role in the continued evolution of Unigene.  I am thrilled to be joining the Board during this exciting time.”

Dr. Odlaug brings to Unigene over 30 years of experience with significant leadership roles in the biopharmaceutical industry.  Last month, Dr. Odlaug was appointed Executive Chairman and CEO of Planet Biopharmaceuticals.  From 2008 until January of this year, he was President and CEO of CyDex Pharmaceuticals, Inc. at which time the company was sold under his leadership to Ligand Pharmaceuticals, Inc.  Prior to CyDex, Dr. Odlaug served as Managing Partner of EIR Healthcare Advisors, LLC. Prior to that, he was Executive Vice President and a member of the senior management committee at Fujisawa Healthcare Inc. until its merger with Yamanouchi in 2005, which resulted in the formation of Astellas Pharma. He left Astellas in 2006 after successfully supporting the U.S. post-merger integration process.  During his tenure at Fujisawa, Dr. Odlaug was responsible for manufacturing, regulatory and quality assurance, technical services, commercial compliance, human resources, legal, information technology, corporate communications and strategic relations.

Odlaug holds Bachelor's and Master's degrees from the University of Missouri at Kansas City and a Ph.D. in Public Health from the University of Minnesota.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Unigene licensed its oral calcitonin program to Tarsa Therapeutics and expects an NDA filing with the FDA before year end.  The Company has a worldwide licensing agreement with GlaxoSmithKline for its parathyroid hormone product candidate currently in Phase 2.  In addition, Unigene has a manufacturing license agreement with Novartis, which is completing three Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.

For more information about Unigene, please visit http://www.unigene.com. For information about Fortical, please visit http://www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor/Media Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
Email:  jthomas@unigene.com
Direct:  973-265-1107

Source:  Unigene Laboratories, Inc.

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